Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SKYX Platforms Corp. of our report dated April 1, 2024, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, relating to our audit of the financial statements of SKYX Platforms Corp. as of December 31, 2023 and 2022, and for the periods then ended, included in SKYX Platforms Corp.’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

July 11, 2024